EXHIBIT (h)(5)(ii)

NEUBERGER BERMAN ETF TRUST
ADMINISTRATION AGREEMENT

SCHEDULE A

The Series of Neuberger Berman ETF Trust currently subject to this Agreement is as follows:

Neuberger China Equity ETF
Neuberger Commodity Strategy ETF
Neuberger Core Equity ETF
Neuberger Berman Emerging Markets Debt Hard Currency ETF
Neuberger Berman Energy Transition & Infrastructure ETF
Neuberger Berman Flexible Credit Income ETF
Neuberger Growth ETF
Neuberger International Core Equity ETF
Neuberger International Core Equity Premium Income ETF
Neuberger Japan Equity ETF
Neuberger Option Strategy ETF
Neuberger Quality Select ETF
Neuberger Berman Short Duration Income ETF
Neuberger Small-Mid Cap ETF
Neuberger Small Value ETF
Neuberger Berman Total Return Bond ETF

Date: February 21, 2026

NEUBERGER BERMAN ETF TRUST
ADMINISTRATION AGREEMENT

SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman ETF Trust Administration Agreement shall be:

(1) For the services provided to the Trust or to each Series, 0.09% per annum of the average daily net assets of each Series;

(2) Certain out-of-pocket expenses for periodic reports to the Board of Trustees on actual expenses.

Date: October 21, 2022